Registration No. 333-38152
Registration No. 333-61114
Registration No. 333-135229
Registration No. 333-164579
Registration No. 333-178690
Filed September 24, 2012
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Harleysville Savings Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-3028464
(State or Other Jurisdiction of Incorporation or Organization) (I.R.S. Employer Identification No.)

271 Main Street, Harleysville, Pennsylvania	19438
(Address of Principal Executive Offices)	(Zip Code)
Harleysville Savings Financial Corp.
Employee Stock Compensation Program, 1995 Stock Option Plan,
Employee Stock Purchase Plan, 2000 Stock Option Plan,
2005 Stock Option Plan and 2009 Stock Incentive Plan
Harleysville Savings Bank 401(k) Plan

(Full Title of the Plans)
Ronald B. Geib President and Chief Executive Officer Harleysville Savings Financial Corporation 271 Main Street Harleysville, Pennsylvania 19438 (215) 256-8828	Copies to: Kenneth B. Tabach, Esq. Eric M. Marion, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, D.C. 20005 (202) 347-0300
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statements on Form S-8 of Harleysville Savings Financial Corporation (the “Company”) (collectively, the “Registration Statements”):

Registration Statement No. 333-38152 registering 584 shares of common stock, par value $.01 per share, of the Company under the Company’s Employee Stock Compensation Program, 145,899 shares of common stock of the Company under the Company’s 1995 Stock Option Plan and 40,852 shares of common stock of the Company under the Company’s Employee Stock Purchase Plan;

Registration Statement No. 333-61114 registering 110,000 shares of common stock of the Company under the Company’s 2000 Stock Option Plan;

Registration Statement No. 333-135229 registering 290,000 shares of common stock of the Company under the Company’s 2005 Stock Option Plan;

Registration Statement No. 333-164574 registering 300,000 shares of common stock of the Company under the Company’s 2009 Stock Incentive Plan; and

Registration Statement No. 333-178690 registering 100,000 shares of common stock of the Company under the Harleysville Savings Bank’s 401(k) Plan.

The Company has terminated all offerings of common stock of the Company pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remained unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Harleysville, Commonwealth of Pennsylvania, on this 19th day of September 2012.

HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

By:    /s/ Ronald B. Geib
Ronald B. Geib
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edward J. Molnar	Chairman of the Board	September 19, 2012
Edward J. Molnar

/s/ Ronald B. Geib	Director, President and Chief Executive	September 19, 2012
Ronald B. Geib	Officer (principal executive officer)
/s/ Brendan J. McGill	Executive Vice President, Treasurer and	September 19, 2012
Brendan J. McGill	Chief Financial Officer (principal financial and accounting officer)

/s/ Sanford L. Alderfer	Director	September 19, 2012
Sanford L. Alderfer

/s/ Mark R. Cummins*	Director	September 19, 2012
Mark R. Cummins

Name	Title	Date

/s/ Thomas D. Clemens	Director	September 19, 2012
Thomas D. Clemens
/s/ Charlotte A. Hunsberger	Director	September 19, 2012
Charlotte A. Hunsberger
/s/ George W. Meschter	Director	September 19, 2012
George W. Meschter
/s/ James L. Rittenhouse	Director	September 19, 2012
James L. Rittenhouse

________________
*By Ronald B. Geib, Attorney-in-fact.